Exhibit 10.1

3965 Freedom Circle
Santa Clara, CA 95054
PERSONAL & CONFIDENTIAL
October 25, 1999
Todd Gebhart
Re:    Offer of Employment
Dear Todd:
     I am pleased to offer you a position as a Director, OEM Sales reporting to me in the Channel Sales Group. If you decide to join us your base salary will be $105,000. Your total compensation target will be $210,000 on an annual basis. You will also receive a guarantee to be paid against quarterly commissions. This guarantee will be paid in increments of $8,750 for a 3-month period. Specific details on quota targets, achievement incentives, and draw payments, will be in your Sales Incentive Plan, which you will receive after beginning your employment
     I am pleased to inform you that I will recommend to the Board of Directors that an option of 7,500 shares of NAI Common Stock be granted to you. This option shall be subject to the terms of the Company’s Stock Option Plan and the standard option agreements pursuant to the plan. You will receive information on this Plan at a later date.
     The first 90 calendar days of an employee’s employment is considered a “getting acquainted” or “introductory” period. The purpose of this period is to allow the supervisor and the employee to assess whether further employment is desirable. Introductory periods may be extended by NAI.
     If you choose to accept this offer, your employment with NAI will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. NAI will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
     For purposes of federal immigration law, you will be required to provide to NAI documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire with NAI, or our employment relationship with you may be terminated.
     Additionally, as a condition of your employment, you will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement, NAI’s Insider Trading Policy, its Drug Free Workplace Policy as well as a Form W-4. This letter, along with any agreements relating to proprietary rights between you and NAI, set forth the terms of your employment with NAI and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by writing signed by NAI.
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and NAI agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in California or the state you work in, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company’s trade secrets or proprietary information.
     To indicate your acceptance of NAI’s offer, please call Arnoldo Avalos at (408) 346- 3167. Additionally, please sign and date this letter in the space provided below and return it to Charmain Williams via FAX at (408) 346-5010 or US mail to NAI, 3965 Freedom Circle, Santa Clara, CA 95054 no later than October 29, 1999. If you have any questions regarding any of the points of this letter call Charmain Williams at 408-346-3167. If we do not receive your new hire paperwork back to NAI by October 29, 1999, we will assume you have decided not to join NAI. A copy of this letter is enclosed for your records. If you have any questions regarding your benefits please contact Mary Montilla at (408) 346 – 5501.
If you do accept employment with Network Associates, it is very important that you submit your new hire documentation within 3 days of your start date. NAI needs the following: 1) I-9 Form, 2) W-4 Form, 3) Employment Application, 4) Emergency Contact, 5) Direct Deposit information, and 6) An original signed offer letter to enter you into the NAI payroll.
     Todd, we look forward to working with you at Network Associates. If you have any questions regarding any points in this letter please contact me. Welcome aboard!
Sincerely,

Chris Peterson
VP, Worldwide Distribution/OEM Channel Sales
I agreed and accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Todd Gebhart	10/27/99

Signature of Todd Gebhart	Date

I agree to start work for (“NAI”) on:	11/15/99

Date